FOR:	Education Management LLC
COMPANY CONTACTS:
James Sober, CFA
Vice President, Finance
(412) 995-7684

Education Management LLC Reports Fiscal 2009 Third Quarter Results

Pittsburgh, PA, April 23, 2009 — Education Management LLC, one of the largest providers of post-secondary education in North America, today reported its financial results for the three months ended March 31, 2009 with net revenues increasing 16.1% to $535.4 million from the third quarter of fiscal 2008. April enrollment (fiscal fourth quarter) grew to over 114,300 students, up 19.9% from the same time in the prior year.

Todd S. Nelson, Chief Executive Officer of Education Management, commented, “We are very pleased to report continued strong enrollment and revenue growth. Led by an organization with demonstrated success, our growth is supported by a focus on delivering academic quality across unique education systems that meets the needs of a broad range of students.”

Financial Highlights

•
Net revenues for the three months ended March 31, 2009 increased 16.1% to $535.4 million, compared to $461.2 million for the same period a year ago. This increase was the result of increased January student enrollment of 17.3% and increased tuition rates offset by lower average registered credits by students, including the effect of more fully online students, and fewer revenue days as compared to the prior year period.

•
For the third quarter of fiscal 2009, the Company recorded net income of $44.1 million, as compared to net income of $31.0 million in the prior year period, an increase of 42.4%. Earnings before interest, taxes, depreciation and amortization (EBITDA) increased 18.1% to $136.5 million for the quarter ended March 31, 2009 from $115.5 million for the quarter ended March 31, 2008.

•
At March 31, 2009, cash and cash equivalents were $484.0 million as compared to $236.0 million at June 30, 2008. There were outstanding borrowings of $180.0 million under the revolving credit facility at March 31, 2009 as compared to $120.0 million at June 30, 2008. The Company typically borrows against the revolving credit facility at each fiscal year-end for regulatory purposes and repays outstanding amounts at the beginning of the next fiscal year.  During September 2008, the Company borrowed the $180.0 million under the revolving credit facility as a precautionary measure due to the state of the capital markets.

•
Cash flow from operations for the nine month period ended March 31, 2009 was $314.6 million, compared to $297.7 million in the prior year period. The increase in operating cash flows as compared to the prior year period was primarily due to the increase in net income.

•
On a cash-basis, capital expenditures were $98.0 million, or 6.6% of net revenues, for the nine months ended March 31, 2009, compared to $91.0 million, or 7.2% of net revenues, in the prior year. We expect capital expenditures for fiscal 2009 to be approximately 7% to 8% of net revenues.

The presentation of EBITDA does not comply with U.S. generally accepted accounting principles (GAAP).  For an explanation of EBITDA and Adjusted EBITDA (used for covenant compliance), and a reconciliation to net income, the most directly comparable GAAP financial measure, see the Non-GAAP Financial Measures disclosure in the financial tables section below.

Student Enrollment

At the start of the current April quarter, total enrollment at our schools was over 114,300 students, a 19.9% increase from the same time last year. Same-school enrollment (schools with enrollment for one year or more) increased 18.8% to approximately 113,300 students. Students enrolled in fully online programs increased 58.3% to over 24,600 students.

	2009	2008	Percentage
	April	April	Change
Total enrollment	114,300	95,400	19.9%

Same-school enrollment(1)	113,300	95,400	18.8%

Students enrolled in fully online programs	24,600	15,600	58.3%

(1)	Schools with enrollment for one year or more.

Our quarterly revenues and income fluctuate primarily as a result of the pattern of student enrollments. The seasonality of our business has decreased over the last several years due primarily to an increased percentage of students enrolling in online programs, which generally experience less seasonal fluctuation than campus-based programs. The first quarter is typically the lowest revenue recognition quarter due to student vacations.

Conference Call and Webcast

Education Management LLC will host a conference call to discuss its fiscal 2009 third quarter on Friday, April 24, 2009 at 10:30 a.m. (Eastern Time). Those wishing to participate in this call should dial 303-262-2053 approximately 10 minutes prior to the start of the call. A listen-only audio of the conference call will also be broadcast live over the Internet at www.edmc.com.

About Education Management

Education Management (www.edmc.com), with over 110,800 students as of October 2008, is among the largest providers of post-secondary education in North America, based on student enrollment and revenue, with a total of 89 locations in 28 U.S. states and Canada.  We offer academic programs to our students through campus-based and online instruction, or through a combination of both. We are committed to offering quality academic programs and continuously strive to improve the learning experience for our students.  Our educational institutions offer students the opportunity to earn undergraduate and graduate degrees and certain specialized non-degree diplomas in a broad range of disciplines, including design, media arts, health sciences, psychology and behavioral sciences, culinary, fashion, business, education, legal and information technology.

Cautionary Statement

This press release may include information that could constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements may involve risk and uncertainties that could cause actual results to differ materially from any future results encompassed within the forward-looking statements. Factors that could cause or contribute to such differences include those matters disclosed in the Company's Securities and Exchange Commission filings. Past results of Education Management are not necessarily indicative of its future results. Education Management does not undertake any obligation to update any forward-looking statements.

— Tables to Follow —

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
FISCAL THIRD QUARTER
(Dollars in millions) (Unaudited)

	For the three months ended			For the nine months ended
	March 31,			March 31,
	2009	2008	% change	2009	2008	% change
Net revenues	$535.4	$461.2	16.1%	$1,491.9	$1,267.8	17.7%

Costs and expenses:
Educational services	268.5	234.2	14.6%	787.6	663.9	18.6%
General and administrative	130.4	111.5	17.1%	373.6	310.3	20.4%
Depreciation and amortization	28.8	23.9	20.4%	83.0	75.7	9.6%
Total costs and expenses	427.7	369.6	15.8%	1,244.2	1,049.9	18.5%

Income before interest and income taxes	107.7	91.6	17.5%	247.7	217.9	13.6%
Interest expense, net	37.5	39.5	(5.2)%	116.3	120.0	(3.1)%

Income before income taxes	70.2	52.1	34.7%	131.4	97.9	34.2%
Provision for income taxes	26.1	21.1	23.3%	48.4	38.9	24.2%

Net income	$44.1	$31.0	42.4%	$83.0	$59.0	40.7%

Note:  Certain prior year amounts have been reclassified to conform to the current year’s presentation.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
SELECTED CASH FLOW DATA
FISCAL THIRD QUARTER
(Dollars in millions) (Unaudited)

	For the nine months ended
	March 31,
	2009	2008	% change
Net cash flows provided by operations	$314.6	$297.7	5.7%
Depreciation and amortization (1)	83.0	75.7	9.6%
Capital expenditures (2)	(98.0)	(91.0)	7.7%

(1) Depreciation and amortization includes non-cash charges related to property, equipment and intangible asset impairments of $5.5 million in the nine-month period ended March 31, 2008.
(2) Represents cash paid for long-lived assets

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
SELECTED BALANCE SHEET DATA
FISCAL THIRD QUARTER
(Dollars in millions) (Unaudited)
	March 31,
	2009	2008
Cash and cash equivalents	$484.0	$326.0
Current assets	665.0	561.6
Total assets	4,309.0	4,145.7
Revolving credit facility	180.0	0.0
Other current liabilities	457.9	551.7
Long-term debt (including current portion)	1,891.7	1,904.9
Members’ equity	1,411.5	1,330.6

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to EBITDA
(Dollars in millions) (Unaudited)
Non-GAAP Financial Measures
EBITDA, a metric used by management to measure operating performance, is defined as net income plus net interest expense, income taxes and depreciation and amortization, including amortization of intangible assets.  EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net income as a measure of operating performance or to cash flows from operating activities as a measure of liquidity.  Additionally, EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Management believes EBITDA is helpful in highlighting trends because EBITDA excludes the results of decisions that are outside the control of operating management and can differ significantly from company to company depending on long-term strategic decisions regarding capital structure, the tax jurisdictions in which companies operate and capital investments.  In addition, management believes that EBITDA provides more comparability between our historical results and results that reflect purchase accounting and the new capital structure.  Management compensates for the limitations of using non-GAAP financial measures by using them to supplement GAAP results to provide a more complete understanding of the factors and trends affecting the business than GAAP results alone. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to similarly titled measures of other companies.

	For the three months ended March 31,			For the nine months ended March 31,
	2009	2008	% change	2009	2008	% change
Net income	$44.1	$31.0	42.4%	$83.0	$59.0	40.7%

Interest expense, net	37.5	39.5	(5.2)%	116.3	120.0	(3.1)%
Provision for income taxes	26.1	21.1	23.3%	48.4	38.9	24.2%
Depreciation and amortization (1)	28.8	23.9	20.4%	83.0	75.7	9.6%
EBITDA	$136.5	$115.5	18.1%	$330.7	$293.6	12.6%

(1)
Depreciation and amortization includes non-cash charges related to property, equipment and intangible asset impairments of $0.7 million and $5.5 million in the three-month and nine-month periods ended March 31, 2008, respectively.

EDUCATION MANAGEMENT LLC AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
Reconciliation of Net Income to Adjusted EBITDA for Covenant Compliance
(Dollars in millions) (Unaudited)

Adjusted earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”) is a non-GAAP measure used to determine our compliance with certain covenants contained in the indentures governing our outstanding 8¾% senior notes due 2014 and 10¼% senior subordinated notes due 2016 and in our senior secured credit facilities. Adjusted EBITDA is defined as EBITDA further adjusted to exclude unusual items and other adjustments permitted in calculating covenant compliance under the indentures governing the notes and our senior secured credit facilities. We believe that the inclusion of supplementary adjustments to EBITDA applied in presenting Adjusted EBITDA is appropriate to provide additional information to investors to demonstrate compliance with our financial covenants.

For the twelve
months ended
March 31,
2009
Net income	$88.7

Interest expense, net	154.0
Provision for income taxes	50.6
Depreciation and amortization	107.6

EBITDA	400.9

Reversal of impact of unfavorable leases (1)	(1.5)
Advisory fees (2)	5.0
Severance and relocation	3.8
Capital taxes	1.5

Adjusted EBITDA - Covenant Compliance	$409.7

(1)
Represents non-cash reduction to rent expense due to the amortization on $7.3 million of unfavorable lease liabilities resulting from fair value adjustments required under SFAS No. 141 as part of the transaction pursuant to which a consortium of private investors acquired Education Management Corporation for approximately $3.4 billion on June 1, 2006 (the “Transaction”).

(2)	Represents advisory fees incurred under a management advisory agreement with affiliates of certain of our shareholders in connection with the Transaction.